Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2021, with respect to the consolidated financial statements included in the Annual Report of Pangaea Logistics Solutions Ltd. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Pangaea Logistics Solutions Ltd. on Forms S-3 (File No. 333-222476, File No. 333-252019, and File No. 333-252022) and Forms S-8 (File No. 333-234575, File No. 333-214557 and File No. 333-201333).

/s/ GRANT THORNTON LLP

Hartford, Connecticut

March 15, 2021